Private and Confidential

Supplement dated May 22, 2018
to
the Confidential Private Placement Offering Memorandum, as Amended, Supplemented and Restated as of March 1, 2018

THIS SUPPLEMENT INCLUDES IMPORTANT INFORMATION THAT IS IN ADDITION TO, AND UPDATES, THE INFORMATION PREVIOUSLY AVAILABLE TO YOU – YOU SHOULD READ THIS SUPPLEMENT CAREFULLY.

THE OFFERING PERIOD OF THE PRIVATE PLACEMENT WILL EXPIRE ON THE EARLIER TO OCCUR OF: (I) THE DATE ON WHICH THE MAXIMUM PLACEMENT AMOUNT HAS BEEN SUBSCRIBED FOR AND ACCEPTED BY THE COMPANY AND A FINAL CLOSING WITH RESPECT TO ANY FINAL SAFEs HAS BEEN CONSUMMATED OR (II) JUNE 29, 2018, UNLESS EXTENDED OR EARLIER TERMINATED, IN EACH CASE, IN THE SOLE DISCRETION OF THE COMPANY (SUCH DATE, AS THE SAME MAY BE EXTENDED OR EARLIER TERMINATED, THE “EXPIRATION DATE”). ALL TERMS NOT DEFINED IN THIS PARAGRAPH HAVE THE MEANING GIVEN TO THEM BELOW.
WITHDRAWAL RIGHTS: INVESTORS THAT HAVE EXECUTED ONE OR MORE SAFEs ON OR PRIOR TO THE DATE OF THIS SUPPLEMENT (MAY 22, 2018) MAY RESCIND SUCH SAFEs AND RECEIVE A REFUND OF THEIR INVESTMENT UNTIL 5:00 P.M., ET (NEW YORK CITY TIME), ON MAY 30, 2018 (THE “WITHDRAWAL DEADLINE”). SEE “WITHDRAWAL RIGHTS” FOR FURTHER DETAILS.

t0.COM, INC
USD $250,000,000
tZERO Preferred Equity Tokens
to be acquired pursuant to
Simple Agreements for Future Equity

This Supplement (the “Supplement”) has been prepared in connection with the offering (the “Offering”) of the right to acquire, if issued by t0.com, Inc. (the “Company” or “tZERO”) in the future, tZERO Preferred Equity Tokens, par value USD $0.01 (the “Tokens”), embodied in, and documented by, a Simple Agreement for Future Equity (as may be amended, restated and/or otherwise modified from time to time, a “SAFE,” and, together with the Tokens, the “Securities”).
This Supplement is a supplement to the Confidential Private Placement Offering Memorandum, as amended, supplemented and restated as of March 1, 2018 (the “Offering Memorandum,” and, together with this Supplement, the “Supplemented Memorandum”). This Supplement should be read in conjunction with the Offering Memorandum, including the “Risk Factors” set forth in the Offering Memorandum. Terms defined in the Offering Memorandum and not otherwise defined in this Supplement have the same meaning when used in this Supplement. As of May 16, 2018, the Company has entered into executed SAFEs with approximately 1,355 purchasers for approximately $112.0 million, of which $97.0 million has been funded by the respective purchasers.

To the extent that there is any inconsistency between (a) any statement in this Supplement and (b) any statement in the Offering Memorandum, the statements (including defined terms) in this Supplement will prevail and supersede such earlier statements.
The Securities have not been, and will not be, registered under the Securities Act of 1933, as amended (the “Securities Act”) and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons except pursuant to an exemption from, or in a transaction not subject to, the registration requirement of the Securities Act. Accordingly, the Securities are being offered and sold only (1) to “accredited investors” (as defined in Rule 501 of Regulation D under the Securities Act) in compliance with Rule 506(c) of Regulation D under the Securities Act and (2) in offshore transactions to persons other than “U.S. persons” (as defined in Regulation S under the Securities Act) in reliance upon Regulation S under the Securities Act.
Investing in the Securities involves a high degree of risk. You should carefully consider the risks summarized under “Risk Factors” on page 21 of the Offering Memorandum and on page 4 of this Supplement for a discussion of important factors you should consider before purchasing Securities. The risk factors in this Supplement are in addition to, but do not replace, the risk factors in the Offering Memorandum. You should read both carefully.
None of the Securities and Exchange Commission (the “SEC”), any state securities commission, any foreign securities authority or any other federal, state or foreign regulatory authority has approved or disapproved of the Securities or determined if this Supplement or the Offering Memorandum are truthful or complete. Any representation to the contrary is unlawful and may be a criminal offense.
No action has been taken in any jurisdiction to permit a public offering of the Securities.

t0.COM, INC.

SIMPLE AGREEMENT FOR FUTURE EQUITY
tZERO PREFERRED EQUITY TOKENS
TABLE OF CONTENTS

RISK FACTORS	4

SELECTED HISTORICAL FINANCIAL STATEMENTS	10

RECENT DEVELOPMENTS	11

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS	F-1

ANNEX A – FORM OF NOTICE OF EXERCISE OF WITHDRAWAL RIGHTS

Risk Factors
An investment in the Securities involves a high degree of risk. You should consider carefully the risks described below, together with all of the other information contained in the Supplemented Memorandum before making an investment decision. The following risks, which entail circumstances under which the Company’s business, financial condition, results of operations and prospects could suffer, supplement, but do not replace, the risk factors set forth in the Offering Memorandum. You should these risk factors and the risk factors contained in the Offering Memorandum carefully.
Overstock.com, Inc. (“Overstock”) and the Company have each recently received notice that the staff of the SEC's Division of Enforcement is conducting an investigation and has requested information regarding the Offering.
In February 2018, the Division of Enforcement of the SEC informed the Company and subsequently informed Overstock that it is conducting an investigation and requested that Overstock and its affiliates, including Medici Ventures and the Company, voluntarily provide certain information and documents related to the Company and the Offering in connection with its investigation. Overstock, Medici Ventures and the Company are cooperating fully with the SEC in connection with its investigation, which will require the time and attention of their personnel, and may have an adverse effect on the Company’s ability to focus attention on its business, including the development of the Token Trading System, and its ability to raise capital. In addition, the investigation could result in further delay of the Offering, negative publicity for the Company, and may have a material adverse effect on the current and future business of the Company.
Overstock has recently been sued in a purported class action.
Following Overstock’s announcement of an SEC investigation, a purported class action complaint was filed against Overstock, Patrick Byrne and Jonathan E. Johnson III, in the United States District Court, District of Utah, Central Division. The lawsuit alleges violations of the Securities Exchange Act of 1934 (the "Exchange Act") in connection with allegedly false and misleading statements made by Overstock relating to the Offering and the announcement of an SEC investigation. The plaintiffs seek class certification, an award of unspecified compensatory damages, and other relief as the Court may deem just and proper. Another substantially similar complaint was filed shortly thereafter, also naming Overstock, Dr. Byrne and Mr. Johnson as defendants, bringing the same claims under the Exchange Act, and seeking substantially similar relief. Although tZERO is not named as a party to these matters, because the lawsuit alleges that false and misleading statements were made relating to the Offering, we may suffer negative publicity, heightened scrutiny and reputational harm. Any of these factors could have a material adverse effect on the current and future business of the Company and could reduce the value of your investment in the Tokens.
Our decision to accept and hold cryptocurrency, such as bitcoin, may subject us to exchange risk and additional tax and regulatory requirements.
In connection with the Offering, we have accepted investments in United States dollars, Bitcoin or Ether. Neither Bitcoin nor Ether are considered legal tender or backed by any government, and Bitcoin, Ether and other cryptocurrencies have recently experienced price volatility, technological glitches and various law enforcement and regulatory interventions. If we fail to comply with regulations or prohibitions applicable to us, we could face regulatory or other enforcement actions and potential fines and other consequences. Although we generally convert cryptocurrency that we receive into U.S. dollars promptly following receipt, from time to time we may hold Bitcoin and Ether directly, and we have exchange rate risk on the amounts we hold as well as the risks that regulatory or other developments may adversely affect the value of the cryptocurrencies we hold.
At March 31, 2018, we held larger than normal cryptocurrency holdings from the Offering, with a carrying value of $6.0 million. We recognized impairment on these assets caused by decreases in market value. Although we have achieved a largely offsetting gain on cryptocurrencies during the second quarter of 2018, impairments on cryptocurrencies were $7.4 million for the three months ending on March 31, 2018. We may choose not to hedge or may be unable to fully hedge our exposure to cryptocurrencies and may at times be unable to convert cryptocurrencies to U.S. dollars. We could suffer significant monetary losses if the cryptocurrencies that we may hold decline further in value or if we sell any or all of the cryptocurrencies at current prices or are required to purchase cryptocurrencies at unattractive prices in connection with the satisfaction of withdrawal requests by investors.
The proceeds of the Offering may not be sufficient to fully fund all of our objectives.
At present, the net proceeds of the Offering are expected to be used for (i) strategic equity acquisitions of interests in companies relevant to the network the Company is trying to build, (ii) the current and future development of the Tokens and the Token Trading System, (iii) the development of functional utility features that the Company may offer to holders of the Tokens, (iv) the repayment of amounts payable to Overstock, (v) general corporate purposes, which may include capital expenditures, acquisitions, debt repayments, cybersecurity upgrades, augmenting technology, infrastructure and personnel, development of products and services, and short term investments, among other things, (vi) lobbying law makers and regulatory authorities for the purpose of bringing about changes to laws and regulations related to blockchain technologies, particularly in regards to securities tokens, and (vii) offering, legal, accounting and other expenses associated with the Offering.
The failure by the Company’s management to apply these funds effectively could have a material adverse effect on the Company. If the Offering does not result in substantial proceeds, it could have a material adverse effect on the Company’s ability to fund these objectives and carry out its business plan and the Company would have to reduce its planned expenditures and/or it would require substantial additional funding from Overstock or other sources in order to carry out its business plan. Since the commencement of the Offering through May 16, 2018, the Company has utilized approximately $28.2 million of the Offering proceeds towards the acquisition of ownership interests in other entities, excluding amounts that may become due in connection with the transactions contemplated by the Amended WPS LOI, the BOX DM LOI, or any other transactions referred to under "Recent Developments-Transaction Updates." The Company also considers strategic transactions on an ongoing basis and, at any given time, is pursuing several potential strategic acquisitions of interests in companies. If the Company were unable to obtain adequate funding from other sources, it would be required to make decisions about which businesses and projects to fund, and might be required to decrease or eliminate expenditures that the Company believes would have been advisable.
Pursuant to this Supplement, the Company is providing investors with withdrawal rights, which allow them to rescind their prior investment from the Offering until the Withdrawal Deadline. In addition, if at any time following the Withdrawal Deadline, the terms of the Tokens or the Offering are materially amended, the Company will provide purchasers that have previously funded their commitment a further right to withdraw from the Offering. Any purchasers who withdraw during the current withdrawal period or any future withdrawal period will have a right to the return of the funds they previously committed to the Offering. Any such withdrawals could result in significantly less proceeds from the Offering, which could have a material adverse effect on the Company’s ability to fund its business plan. In addition, the Company may require additional funding from Overstock or other sources, which may include additional traditional or digital securities offerings, to repay amounts withdrawn by any purchasers who withdraw from the Offering, and such amounts could be substantial.
The Dividend terms of the Tokens are complex. The Company’s board of directors has the discretion to elect to apply the Traditional Dividend Model or the Lock-Up Dividend Model. Although you will have no ability to affect which Dividend Model will apply, you will be required to comply with the procedures and terms under the applicable Dividend Model in place at any time in order to receive a Dividend.
As described below under “Updates to the Terms of the Securities,” the Company has modified the Dividend terms of the Tokens to provide the Company’s board of directors with the discretion to elect to apply the Traditional Dividend Model or the Lock-Up Dividend Model. As a Token holder you will have no ability to determine which Dividend Model will be in effect from time-to-time. Nevertheless, in order to receive a Dividend, if and when such Dividend is declared, it will be necessary to comply with all of the procedures and terms under the applicable Dividend Model in place at any time.
In connection with the board’s election of a Dividend Model, investors or their agents may be required to take certain procedural steps and/or satisfy certain requirements. For example, if the Lock-Up Dividend Model is deployed and a Token holder’s Tokens are held in a wallet at a broker-dealer (the “Existing BD Holder”), the Token holder may need to transfer such Tokens to a different broker dealer (the “Participating BD”), if the Existing BD Holder is not capable of, or willing to, accommodate certain mechanics necessary to implement the Lock-Up Dividend Model. Token holders may be required to open accounts with designated entities (which may require the payment of fees) or take other steps, which may impose additional procedural obligations on such Token holder.
Our board of directors will provide at least 90 days prior notice before any change to the applicable Dividend Model. At any time, only one of the available Dividend Models will apply to all Tokens. The Dividend Model in effect from time to time may adversely impact the liquidity and/or market value of the Tokens.
In making an investment decision with respect to the Tokens (including the decision as to whether to withdraw an existing investment), you should take into account the uncertainty as to which Dividend Model will apply from time-to-time and the potential limitations to which you may be subject to in order to receive a Dividend, if and when declared. Certain investors may view either the Traditional Dividend Model or the Lock-Up Model to be more economically attractive, and the Company cautions these investors that they may not be able to benefit from the features of their desired Dividend Model if the board elects, in its discretion, to apply a different Dividend Model.
If the Traditional Dividend Model is in effect, Dividends will only be payable to holders of record on the Traditional Model Record Date fixed by the Company’s board of directors.
If the Company’s board of directors elects to apply the Traditional Dividend Model, then Dividends will be payable to holders of record of Tokens as they appear in the Company’s Token register at the close of business (5:00 p.m., ET (New York City time)) (the “Traditional Model Record Date”) on the applicable Dividend Declaration Date. As a result, notwithstanding your ownership of Tokens at any time, if you do not own a Token as of the applicable Traditional Model Record Date, you will not be entitled to any Dividend declared on such Tokens on the applicable Dividend Declaration Date.

Even if a Token holder holds a Token as of a Traditional Model Record Date, such Token holder will only receive a Dividend if a Dividend is actually declared by our board of directors on the related Dividend Declaration Date. Dividends may only be declared on a Dividend Declaration Date and paid out of funds lawfully available therefor and with respect to the fiscal quarter to which a Dividend relates, shall only be paid if the Company’s reported consolidated GAAP net income for such quarter exceeds the Dividend Amount. Moreover, our board of directors is not obligated to declare a Dividend on any Dividend Declaration Date, even if we are legally permitted to do so and have sufficient consolidated GAAP net income to do so.
If the Lock-Up Dividend Model is in effect, even if you render your Tokens non-transferrable in accordance with the procedures described in the Offering Memorandum, you will only receive Dividends on such Tokens if you are the holder of record on the Lock-Up Dividend Record Date.
If the Company’s board of directors elects to apply the Lock-Up Dividend Model, the terms of this unique Dividend Model are complex and differ significantly from those ordinarily found in preferred equity securities. In particular, under the Lock-Up Dividend Model, in order to be eligible to receive a Dividend, a Token holder must (1) have rendered the Token non-transferable from the first day of the fiscal quarter for which a Dividend Amount is calculated through the last day of that quarter (the “Lock-Up Requirement”), and (2) hold such Token at the close of business (5:00 p.m., ET (New York City time)) (the “Lock-Up Dividend Record Date”) on the applicable Dividend Declaration Date (the “Record Date Requirement”, and together with the Lock-Up Requirement, the “Lock-Up Dividend Prerequisites”).
Even if a Token holder has complied with the Lock-Up Dividend Prerequisites, Token holders will only receive a Dividend if a Dividend is actually declared by our board of directors on such Dividend Declaration Date. Dividends may only be declared on a Dividend Declaration Date and paid out of funds lawfully available therefor and with respect to the fiscal quarter to which a Dividend relates, shall only be paid if the Company’s reported consolidated GAAP net income for such quarter exceeds the Dividend Amount. Moreover, our board of directors is not obligated to declare a Dividend on any Dividend Declaration Date, even if we are legally permitted to do so and have sufficient consolidated GAAP net income to do so.
Further, because Dividends will be paid to Token holders of record as of the Lock-Up Dividend Record Date, if a Token holder that has complied with the Lock-Up Requirement of the Dividend Prerequisites with respect to a Token does not also comply with the Record Date Requirement, then such Token holder will not receive a Dividend with respect to such Token. Consequently, only the holder of record on the applicable Lock-Up Dividend Record Date will receive the benefit of a Token having been subject to the Lock-Up Requirement for a particular fiscal quarter. Because in order to receive a Dividend on Tokens that were subject to the Lock-Up Requirement, a holder must hold such Tokens as of the Lock-Up Dividend Record Date, it is expected that under the Lock-Up Dividend Model, there will be limited, if any, liquidity for the Tokens during periods of profitability.
In a merger, asset sale, or other strategic transaction, Token holders are not entitled to any specified consideration.
The merger or consolidation of the Company with any other company, including a merger in which Token holders receive cash or property for their Tokens, or the sale of all or substantially all of the assets of the Company, or any other change of control of the Company, shall not constitute a Liquidation Event and Token holders shall have no preferential rights in connection therewith except to the extent required by applicable law. As a result, the terms of the Tokens would not dictate consideration received by a Token holder in the event of such a transaction.
Under applicable law, in connection with such a transaction, Token holders will receive only what the applicable transaction agreement provides for them to receive, and Token holders will have no voting rights in connection with such transaction or such transaction agreement. As a result, the quantum of consideration that Token holders would receive in such a transaction would be determined by tZERO (and its board of directors) and the relevant counterparty to the transaction. In making that determination, tZERO’s board of directors would take into account any fiduciary duties owed to the Token holders, potential appraisal rights, and any other applicable provisions of Delaware law.
As a result, there can be no assurance that the value of the Tokens will be preserved in a merger, consolidation, liquidation, and other similar transaction.
Our business has recently undergone a change in management and changes to our business operations are expected to follow. If we do not successfully implement and adapt to these changes, it could have a material adverse effect on our business.
In May 2018, Joe Cammarata resigned his position as President of tZERO after eight years of service, first with SpeedRoute and then tZERO. Mr. Cammarata will continue to serve as a member of tZERO’s board of directors. In connection with Mr. Cammarata’s resignation, Saum Noursalehi, formerly president of Overstock, will assume the role of Chief Executive Officer (CEO) of tZERO. Concurrent with Mr. Noursalehi’s assumption of the CEO position, Dr. Patrick Byrne resigned as CEO of tZERO and assumed the role of tZERO Executive Chairman.
Although Mr. Cammarata and Dr. Byrne intend to remain active in tZERO’s management pursuant to their positions on the board of directors, the loss of their day-to-day services could create a gap in management and could result in the loss of expertise necessary for us to execute our business strategy and thereby adversely affect our business.
Furthermore, on March 1, 2018, Joel Quall was appointed as Chief Financial Officer of tZERO, and on May 8, 2018, Ralph A. Daiuto, Jr., Chief Operating Officer and General Counsel of tZERO, was named as President of SpeedRoute and related entities in addition to his roles at tZERO.
In connection with the recent changes in management, tZERO anticipate that there will be significant changes to the Company’s operations as well as with respect to its key strategies and tactical initiatives. If tZERO does not successfully implement and adapt to these changes they may not lead to the desired improvement in the Company’s business and results of operation. This in turn, could have a material adverse effect on tZERO’s business and financial position.
Token holders may be required to take certain actions, such as opening and maintaining an online brokerage account with an approved broker-dealer, in order to hold Tokens. As a result, you may be subject to the risk of unanticipated expenses in connection with ownership of the Tokens.
The Token Trading System, the Dividend Model applicable to the Tokens from time to time, and other factors may require that the Company impose additional requirements from time to time—for example requiring that Tokens be held through an approved intermediary in order to receive Dividends under the Lock-Up Dividend Model. Because the full range of such requirements is currently unknown, such additional requirements may subject investors to the risk of unanticipated fee and expense increases.

Issuances by the Company of additional equity securities, whether in traditional or token format, could affect ownership and voting rights over the Company. In addition, the issuance of preferred shares, or options or warrants to purchase those preferred shares, could negatively impact the value of the Tokens as the result of preferential dividend rights, conversion rights, redemption rights and liquidation provisions granted to the shareholders of such preferred shares.
From time-to-time, tZERO may issue in public or private sales additional equity securities to third party investors. Such equity securities may provide holders with ownership and voting rights that could provide the holders thereof with substantial influence over the Company and its operations. In addition, in connection with tZERO’s conversion to a Delaware corporation, the Company intends to amend its certificate of incorporation to provide for “blank check” preferred shares. Following this conversion, the Company’s board of directors will generally be able to issue preferred shares, or options or warrants to purchase those shares, without further approval by the Company’s shareholders and without any approval from Token holders based upon such factors as the Company’s board of directors may deem relevant at that time. Any preferred shares that may be issued shall have such rights, preferences, privileges and restrictions as may be designated from time-to-time by our board, including preferential dividend rights, voting rights, conversion rights, redemption rights and liquidation provisions. There cannot be any assurance that the Company will not issue preferred securities with rights and preferences that are more beneficial than those provided to holders of Tokens.

Selected Historical Financial Statements
The following tables set forth the Company’s selected consolidated financial data and other operating data for the three months ended March 31, 2018 and 2017. This information is derived from the Company’s interim unaudited consolidated financial statements that are included elsewhere in this Supplement. This summary is not meant to be a comprehensive statement of the Company’s interim unaudited financial results for these periods and these results are not necessarily indicative of results for future periods. The financial statements have been prepared in accordance with U.S. GAAP. The data set forth below should be read in conjunction with the interim unaudited consolidated financial statements, related notes and other financial information included elsewhere in this Supplement.

Statement of Operations Data
(in thousands)	Three months ended March 31,
	2018	2017
Revenue, net	$4,912	$4,406
Cost of sales	3,399	3,267
Gross profit (1)	1,513	1,139

Operating expenses
Sales and marketing	3,289	313
Technology	1,852	2,431
General and administrative	14,817	1,453
Total operating expenses	19,958	4,197
Operating loss(2)	(18,445)	(3,058)
Interest expense, net	(410)	(247)
Other income (expense), net	1,972	1
Loss before taxes	(16,883)	(3,304)
Income tax expense	189	(8)
Net loss	$(16,694)	$(3,312)

Statement of Cash Flows
(in thousands)	Three months ended March 31,
	2018	2017
Net cash provided by (used in) operating activities	$969	$(1,638)
Net cash used in investing activities	(27,974)	(100)
Net cash provided by financing activities	$58,894	$1,988
Balance Sheets
(in thousands)	March 31,
	2017	2016
Cash	$33,774	$1,885
Total assets	95,487	27,453
Total liabilities	56,626	54,678
Total stockholders’ equity (deficit)	$38,861	$(27,225)

(1) Adjusted Gross Revenue, as used elsewhere in the Supplemented Memorandum, means Revenue, net, less Cost of Sales
(2) Operating loss for the three months ended March 31, 2018 includes certain one-time events, such as a payment of tax withholding obligations in connection with RSU vesting and a severance payment in connection with the termination of an employee, as well as unusual impairment on cryptocurrency holdings as described elsewhere in the document.

Recent Developments
Changes in Management
On March 1, 2018, 2018, tZERO appointed Joel Quall as its Chief Financial Officer.
Effective May 8, 2018, Joseph Cammarata resigned his position as President of the Company. In connection with his departure from the Company’s executive team, Mr. Cammarata also surrendered his executive roles with each of the Company’s subsidiaries, including the Company’s broker-dealer subsidiaries, PRO Securities and SpeedRoute. Mr. Cammarata will continue to serve on the Board and has signed a consulting agreement, effective May 11, 2018, pursuant to which he will provide management consulting services regarding broker-dealers, routing and execution, fintech, blockchain, capital markets, securities issues, regulatory issues, and assistance with all aspects of managing tZERO and its subsidiaries for a period of 24 months. Mr. Cammarata will be paid $20,833.33 per month.
Effective on May 6, 2018, Saum Noursalehi assumed the role of Chief Executive Officer of the Company. Prior to assuming this role, Mr. Noursalehi served as President, Retail of Overstock. As a business-oriented technologist, Mr. Noursalehi brings to tZERO a keen sense of the high costs of centralizing information and a strong understanding of product teams and agile management.
In connection with Mr. Noursalehi’s appointment as CEO of tZERO, Overstock agreed to cause Mr. Noursalehi’s salary to be increased to an annual rate of $1,000,000, effective May 8, 2018, and agreed to use its best efforts to cause tZERO to issue a 2% equity award of tZERO's common stock to Mr. Noursalehi. In connection with Mr. Noursalehi’s appointment as CEO of tZERO, Overstock also agreed, subject to completion of due diligence and to the execution of a definitive agreement and satisfaction of conditions to closing, to acquire SiteHelix Inc., a privately held company approximately 62% of the common stock of which is owned by Mr. Noursalehi, for 100,000 shares of Overstock common stock and $500,000 in cash.
Concurrent with Mr. Noursalehi’s appointment as CEO, (i) Dr. Patrick Byrne stepped down as Chairman and CEO of the Company and assumed the position of Executive Chairman of the Company, and (ii) Ralph A Daiuto, Jr., the Company’s Chief Operating Officer and General Counsel, assumed the role of President of each of SpeedRoute and PRO Securities.
Finally, on May 14, 2018, Bruce Fenton joined the Board, replacing Raj Karkara.
Biographies of New Officers and Directors
Mr. Saum Noursalehi
Saum Noursalehi is the CEO of tZERO, a global leader in the development and commercialization of blockchain-based financial technology. As CEO, Noursalehi’s focus is on accelerating the implementation of tZERO’s fintech products, including its Security Token Trading and Digital Locate Receipt platforms.

Prior to this role, Noursalehi served as president of Overstock’s retail business, where he leveraged data and technology to provide customers the best price, assortment, and convenience in the rapidly expanding home goods category. Noursalehi is also a member of Overstock’s Board of Directors, to which he was elected in 2017.
During his tenure as Overstock’s president, Noursalehi led the introduction of machine learning and artificial intelligence to create market-leading efficiencies while also providing customers with a personalized shopping experience.
Noursalehi has also been responsible for the creation of several other core technologies for Overstock since joining the company in 2005. These advancements include in-house search and recommendation engines, product sort algorithms, and a vendor application designed to optimize product content. He also spearheaded the implementation of automated email campaigns based on customer behavior. Additionally, he led a full redesign of both the desktop and mobile websites, and oversaw the development of Overstock's mobile apps, which have won six consecutive Mobile Web Awards from the Web Marketing Association, as well as the 2018 Appy for Best Retail App.
Before joining Overstock, Noursalehi worked as a software engineer at the Utah Administrative Office of the Courts, Brooks Automation, and technology startup Infopia. Noursalehi received a Bachelor's Degree in Computer Science from the University of Utah, has been profiled in publications such as Wired, and was a recipient of the 2015 Utah Business Forty Under 40 award honoring Utah's top up-and-coming professionals.
Mr. Joel Quall
Joel Quall is the Chief Financial Officer of tZERO. Prior to joining tZERO, Mr. Quall worked ten years for Virtu Financial Inc. and predecessor companies, KCG Holdings, Inc. and Knight Capital Group, Inc. (collectively “Virtu”) where he was responsible for all controllership and accounting functions for the parent company, BondPoint, a fixed income electronic trading platform and HotSpot FX, a foreign currency electronic trading platform. Prior to Virtu, Mr. Quall was the manager of technical accounting and internal control of MarketAxess Holdings, Inc., an electronic trading platform of fixed income securities. Mr. Quall is Certified Public Accountant in New York State, a Chartered Global Management Accountant and holds a Series 27 securities license. For three years, Mr. Quall served as a Director of the New York State Society of CPAs. Mr. Quall began his career at the accounting firm of Deloitte LLP, where he was a Senior Manager.
Mr. Bruce Fenton
Bruce Fenton is an experienced economic advisor and an active member of the blockchain industry. He is the founder of Atlantic Financial, the former Executive Director and a current board member of the Bitcoin Foundation, a co-founder of the Bitcoin Association, and the organizer of the first Dubai Bitcoin Conference. He is also the host and founder of the Satoshi Roundtable retreat, an exclusive, invitation-only retreat for leaders in the blockchain industry. Currently, Mr. Fenton is serving as Managing Director of Atlantic Financial which, in 1994, became the first full-service investment firm on the internet. Prior to Atlantic Financial, he was with Morgan Stanley and specialized in emerging technologies and emerging markets. Mr. Fenton is a member of the board of directors of Medici Ventures, Inc., a global leader in advancing blockchain technology and the immediate parent company of tZERO.

Token Trading System Update
We previously reported in the Offering Memorandum that we were in the preliminary stages of development of our Token Trading System. Over the last several months, we have achieved significant progress toward tZERO’s goal of an operating trading platform for tokens and coins (including the Tokens) that are determined to be securities for purposes of the U.S. securities laws.
Currently the Token Trading System has been deployed in both a tZERO internal and client facing test environment. Orders for mock tokens are currently accepted, cancelled and executed using the standard brokerage FIX protocol. Similarly, token market data is displayed on the tZERO trading front ends and available for dissemination to potential clients.
As of the date of this Supplement, the Company believes that it has the necessary personnel and all of the technological components in place for the Token Trading System to become functional. In order to advance tZERO’s development of the Token Trading System, we are currently in the process of developing custody wallet technology and processes as well as designing smart, Security Token contract technology, investor facing user interfaces, an investor registry, and a compliance interface for the Tokens. Remaining work also includes integrations with market participants and security & penetration testing. We expect to update investors on the progress of these development efforts over the coming months.

Assuming that tZERO is able to develop a fully-functional Token Trading System, key regulatory authorities, including FINRA and the SEC, will need to permit the Token Trading System to become operational. If FINRA, the SEC or any other regulatory authority objected to the Token Trading System or to aspects of the Token Trading System, such regulatory authorities could prevent the Token Trading System from ever becoming operational. The regulatory landscape that we expect to navigate in order to achieve an operational Token Trading System is complex, and tZERO may never be able to do so successfully. Any such regulatory issues would have a material adverse impact on our business. See “Risk Factors―Risks Related to the Development of the Token Trading System” in the Offering Memorandum.

DLR Software Update
tZERO anticipates that its first commercially available blockchain-based product will be “digital locate receipt” software (the “DLR Software”). For approximately six months, the DLR Software has been in customer production testing, which has been conducted by StockCross Financial Services, Inc. (“StockCross”).
The DLR Software is intended to help broker-dealer licensees with stock inventory to both load and manage their inventory in order to assist short sellers of public securities in establishing that they have located available shares in the U.S. public securities market prior to effecting short sales. The DLR Software is intended to enable licensees to create a blockchain-based record of the shares that the licensee has made available for “locates” using customizable DLR Software functionality and of the daily purchases of the right to “locate” specifically identified shares for purposes of compliance with regulatory requirements.
Although tZERO has not yet entered into a commercial license with StockCross or any other licensees, as part of this production testing, StockCross has been utilizing DLRs with a small number of demand-side short-seller customers. This production testing process has enabled us to identify areas for improvement and to enhance the DLR product. In addition, production testing has identified areas of additional market demand for the broker-dealers to which we intend to license our DLR Software. While the DLR Software was initially designed for broker-dealer customers to issue DLRs that expire at the end of the day on which they were purchased, StockCross identified market demand for DLRs that would remain valid for a longer period of time. Accordingly, we are in the process of updating our DLR Software to enable broker dealer licensees to issue such longer-term DLRs based on their inventory positions.
As with any new product under development, there can be no certainty that our DLR Software will be successfully developed, launched, marketed or licensed. See “Risk Factors―Risks Related to the Company’s Business—The Company may not successfully develop, launch, market or sell its digital locate receipt software” in the Offering Memorandum.
Token Wallet Requirement
As previously disclosed, the Tokens will be issued as ERC-20 (or equivalent) compliant tokens. Consequently, Tokens will only be issued on the Token Issuance Date to Ethereum wallets capable of supporting the ERC-20 standard. Token holders will be required to establish an Ethereum ERC-20 compatible wallet that provides each holder with ownership of the private key, so that it can interact with smart contract functions and have the ability to transfer and receive Tokens. The wallet must be investor held and not a crypto exchange wallet.
Crypto Exchange Projects
tZERO continues to explore chances to capitalize on crypto market opportunities. In this regard, tZERO recently announced that is has developed the technology for a FIX protocol bridge from tZERO’s broker-dealer smart routing subsidiary to several crypto currency exchanges.
Any interaction with crypto exchanges raises significant regulatory considerations. As a result and in the absence of near-term regulatory clarity, tZERO’s implementation of its crypto exchange projects is likely to require a significant amount of time and effort before becoming operational.
Currently tZERO is routing orders in cryptocurrencies to several of the crypto exchanges test environments. These exchanges have been integrated into tZERO’s proven traditional order routing technology. Crypto currency order routing is currently being tested using the existing tZERO trading front ends. Testing can also be made available to existing tZERO clients utilizing their existing connections.
Any interaction with crypto exchanges raises significant regulatory considerations.  As a result and in the absence of near-term regulatory clarity, tZERO’s implementation of its crypto exchange projects is likely to require a significant amount of time and effort before becoming operational.

Overstock Participation Update
Overstock has determined that it will not make a cash investment in the Offering. Although, no formal determination has been made, Overstock may still participate in the Offering through a non-cash inter-company arrangement with tZERO, including pursuant to a potential election to receive Tokens in exchange for the cancellation of all or a portion of the Company’s outstanding notes and accumulated interest owed to Overstock. For more information on the Company’s outstanding obligations to Overstock, see Note 15 to the Company’s unaudited consolidated financial statements contained in this Supplement. As of the date of this Supplement, the Company has approximately $46.8 million of outstanding indebtedness owed to Overstock. If Overstock and the Company agree to an issuance in exchange for the cancellation of debt, the Tokens issued in such an exchange would be issued at the $10 per Token offering price, and Overstock will be entitled to the same rights pursuant to its Tokens as third party holders.
In the event that Overstock acquires Tokens through such a non-cash arrangement, the Tokens received by Overstock would be included as Purchased Tokens, which would reduce the amount of Tokens available for sale to third-party investors in the Offering.
Transaction Updates
BOX DM Letter of Intent
On May 18, 2018, the Company entered into a Proposed Joint Venture Letter of Intent (the “BOX LOI”) with BOX Digital Markets LLC (“BOX Digital”) to form and operate a proposed joint venture (the “Proposed JV”) to list and publicly trade security tokens for companies that issue, or convert existing stock to, security tokens. The BOX LOI is not a binding commitment (conditional or otherwise) and creation of the Proposed JV is subject to definitive documentation and customary conditions and regulatory approval.
The BOX LOI contemplates that the Proposed JV would be jointly owned on an equal basis by tZERO and BOX Digital, with each of tZERO and BOX Digital having equal representation on the board of directors, together with one mutually agreed independent director.  The CEO of the Proposed JV would be selected by a majority vote and shall initially be Lisa Fall, who currently serves as CEO of BOX Digital and as President of BOX Options Exchange.  The parties expect that the definitive documentation will include specified consent rights for the parties.
Upon signing definitive documentation, tZERO will make a material cash contribution to the Proposed JV and provide a use license for tZERO’s blockchain technology for operation of the security token market.  BOX Digital will contribute expertise and personnel toward regulatory approval, and operation, of the security token market.  Following execution of definitive documentation, SEC approval will be sought and the Proposed JV would terminate if regulatory approval is not obtained.
BOX Digital Markets is owned by BOX Options Exchange LLC, a national securities exchange established in 2002 and registered with the SEC (one of 13 registered exchanges in the nation).
tZERO Valuation
Although tZERO was included in an independent third-party valuation of Medici Ventures in July 2017, an independent third-party valuation of tZERO’s business was not conducted at such time. Subsequently, the Company engaged an independent third-party to perform a valuation of the Company. As a result of this valuation analysis, we currently believe that the Company has an approximate valuation of between $222.8 million and $395.6 million.
Advisor Updates

•
The third bullet point under the caption “Engagement of Placement Agents, Consultants and Other Entities” in the Offering Memorandum is no longer applicable, and the broker-dealer identified in that bullet is not acting as a Placement Agent in connection with the Offering.

•
The second bullet point under the caption “Engagement of Placement Agents, Consultants and Other Entities” in the Offering Memorandum incorrectly refers to Mr. Peter Getz as an employee of Fusion. Mr. Getz is a registered representative of Fusion, and an independent contractor rather than an employee.

•
Under the caption “ES Capital Investment” in the Offering Memorandum, tZERO described Mr. Getz’s relationship with ES Capital. Mr. Getz has not served, and does not intend to serve, on the board of directors of ES Capital. On December 20, 2017, Mr. Getz sold 100% of his ownership in ES Capital to tZERO.

•	Anthony Di Iorio, Moe Levin and Matt Roszak have not yet signed a binding agreement and therefore we can provide no assurance that they will be part of the Advisory Board.

Updates to Terms of The Securities

tZERO has modified the Dividend terms of the Tokens to provide the Company’s board of directors with discretion to elect to apply one of two dividend models: the Traditional Dividend Model or the Lock-Up Dividend Model (each, a “Dividend Model”). As a Token holder you will have no ability to determine or influence which Dividend Model will be in effect from time-to-time.
tZERO views each Dividend Model as providing certain benefits that appeal to certain investors. tZERO expects that experienced crypto-currency investors will find the Dividend Lock-Up Model appealing while traditional equity investors will likely be more familiar with the Traditional Dividend Model. The Lock-Up Model provides strategic risk-based determinations relating to eligibility to receive a Dividend with the potential to reward Token holders who sacrifice liquidity. In contrast, the Traditional Dividend Model provides relative simplicity, which may be advantageous—particularly in the period shortly after the Token Issuance Date.
Initially, tZERO will employ the Traditional Dividend Model. In the future, if the board of directors elects to change Dividend Models, tZERO will provide holders at least 90 days’ notice of such change.

Dividends under the Token (Applicable to Both Dividend Models):
If determined by the Board, noncumulative dividends may be declared and paid out of funds lawfully available therefor on the Tokens on a quarterly basis (each, a “Dividend”).
Dividends (i) may only be declared on a Dividend Declaration Date (as defined below) and paid out of funds lawfully available therefor and (ii) with respect to the fiscal quarter to which a Dividend relates, shall only be paid if the Company’s reported consolidated GAAP net income for such quarter exceeds the Dividend Amount (as defined below).
The Board intends that Dividends, if any, will be declared on the last business day of the second month after the end of each fiscal quarter (each a “Dividend Declaration Date”). If a Dividend is declared by the Board, the Company will calculate an amount equal to 10% of the Company’s consolidated Adjusted Gross Revenue for the most recently completed fiscal quarter (the “Dividend Amount”).
Adjusted Gross Revenue is Revenue, net, less Cost of Sales, which is equivalent to Gross Profit, as reported in the Company’s consolidated financial statements.
If a Dividend is declared, the Dividend Amount shall be paid within five calendar days of the Dividend Declaration Date, on a pro rata basis across Participating Tokens (as defined for each Dividend Model below).
Each Dividend will be paid in U.S. dollars, Bitcoin, Ether or additional Tokens (a “PIK Dividend”), to the extent that the Company possesses Tokens sufficient to make a PIK Dividend, with such payment method selected by the Company in its sole discretion. The Company will be permitted to pay each Dividend in one or any combination of the foregoing methods. Any Tokens to be distributed in a PIK Dividend will be issued from the Company’s available Tokens or by utilizing Tokens that have been repurchased by the Company, and shall be treated for all purposes as part of the same class and series of preferred stock as previously outstanding Tokens.

Traditional Dividend Model:
If the Company’s board of directors elects to apply the Traditional Dividend Model, then Dividends on Tokens will be payable to holders of record of such Tokens as they appear in the Company’s Token register at the close of business (5:00 p.m., ET (New York City time)) (the “Traditional Model Record Date”) on the applicable Dividend Declaration Date.
Under the Traditional Model, “Participating Tokens” refers to all issued and outstanding Tokens.

Lock-Up Dividend Model:
If the Company’s board of directors elects to apply the Lock-Up Dividend Model, Dividends on Tokens will be payable (1) only on Tokens that have been rendered non-transferable from the first day of the fiscal quarter for which a Dividend Amount is calculated through the last day of that quarter (the “Lock-Up Requirement”), and (2) to holders of record of such Tokens as they appear in the Company’s Token register at the close of business (5:00 p.m., ET (New York City time)) (the “Lock-Up Dividend Record Date”) on the applicable Dividend Declaration Date (the “Record Date Requirement”, and together with the Lock-Up Requirement, the “Lock-Up Dividend Prerequisites”).
Under the Lock-Up Dividend Model, “Participating Tokens” refers to all issued and outstanding Tokens that satisfied the Lock-Up Requirement.
For example, for the fourth fiscal quarter of 2024, the corresponding Dividend Declaration Date will occur on February 28, 2025. If funds are available for a Dividend and the board of directors declares a Dividend, that Dividend will be paid to holders of record at 5:00 p.m., ET (New York City time) on February 28, 2025 only with respect to Tokens that were rendered non-transferable beginning on October 1, 2024 and ending on December 31, 2024. This example is illustrative only and does not suggest that Dividend will be declared for such exemplary period.

Updates to Annex B
TERMS AND CONDITIONS OF THE TZERO PREFERED EQUITY TOKEN
The following provisions replace the existing Dividends provisions of the Offering Memorandum.

3.	Dividends.

A.
Board Approval. If, as and when determined by the Company’s board of directors, noncumulative dividends may be declared and paid (subject to Section 3.B) on the Tokens on a quarterly basis (each, a “Dividend”).

Payment of a Dividend will be subject to any preferential dividend or other rights of any then outstanding preferred stock.

B.
Available Funds. Dividends (i) may only be declared on a Dividend Declaration Date (as defined below) and paid out of funds lawfully available therefor and (ii) with respect to the fiscal quarter to which a Dividend relates, shall only be paid if the Company’s reported consolidated GAAP net income for such quarter exceeds the Dividend Amount (as defined below).

C.
Dividend Amount and Payment Dates. The Board intends that Dividends, if any, will be declared on the last business day of the second month after the end of each fiscal quarter (each, a “Dividend Declaration Date”) If, as and when a Dividend is declared by the Company’s board of directors on a Dividend Declaration Date, the Company will calculate an amount equal to 10% of the Company’s consolidated Adjusted Gross Revenue for the most recently completed fiscal quarter (the “Dividend Amount”).

Adjusted Gross Revenue means Revenue, net, less Cost of Sales, which is equivalent to Gross Profit, as reported in the Company’s consolidated financial statements.

D.
Payment Dates. If, as and when a Dividend is declared, the Dividend Amount shall be paid within five calendar days of the Dividend Declaration Date, on a pro rata basis across Participating Tokens (as defined below with respect to the applicable Dividend Model).

If any Dividend payment date is not a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close (a “Business Day”), the applicable payment shall be due on the next succeeding Business Day.

E.
Currency and PIK Payments. Each Dividend will be paid in U.S. dollars, Bitcoin, Ether or additional Tokens (a “PIK Dividend”) to the extent that the Company possesses sufficient Tokens to make the PIK Dividend, with such payment method selected by the Company in its sole discretion. The Company will be permitted to pay each Dividend in one or any combination of the foregoing methods. Any Tokens to be distributed in a PIK Dividend will be issued from the Company’s available Tokens or by utilizing Tokens that have been repurchased by the Company, and shall be treated for all purposes as part of the same class and series of preferred stock as previously outstanding Tokens.

If the Company chooses to pay a Dividend in Bitcoin or Ether, the amount of Bitcoin or Ether to be distributed will be determined according to the payment procedures contained in Annex C attached hereto.

If the Company chooses to make a PIK Dividend, the number of Tokens to be distributed will be determined by dividing the size of the Dividend by (i) the fair market value (if any) of a Token, as determined in good faith by the Company’s board of directors, or, (ii) if no market value is determinable at such time, USD $10.00.

F.
Fractional Tokens. The Company will not issue any fractional Tokens and, where they would otherwise be required to do so, the Company will make a cash payment in lieu thereof in an amount equal to its fair market value (if any) as determined in good faith by the Company’s board of directors (which, to the extent permitted by law, and solely if no market value is determinable at such time, shall be deemed equal to the fraction multiplied by USD $10.00).

G.
Applicable Dividend Model. The board of directors of the Company may elect to apply either the Traditional Dividend Model or the Lock-Up Dividend Model (each a “Dividend Model”). Initially, the Traditional Dividend Model shall apply. If the board of directors of the Company elects to change the applicable Dividend Model, it shall notify Token holders at least 90 days prior to such change becoming effective.

Traditional Dividend Model. Dividends declared on a Dividend Declaration Date will be payable to holders of record of such Tokens as they appear on the Company’s Token register at the close of business (5:00 p.m., ET (New York City time)) (the “Traditional Model Record Date”) on the applicable Dividend Declaration Date. Under the Traditional Model, “Participating Tokens” refers to all issued and outstanding Tokens.

Lock-Up Dividend Model. Dividends Declared on a Dividend Declaration Date will be payable (1) only on Tokens that have been rendered non-transferable from the first day of the fiscal quarter for which a Dividend Amount is calculated through the last day of that quarter (the “Lock-Up Requirement”), and (2) to holders of record of such Tokens as they appear in the Company’s Token register at the close of business (5:00 p.m., ET (New York City time)) (the “Lock-Up Dividend Record Date”) on the applicable Dividend Declaration Date (the “Record Date Requirement”, and together with the Lock-Up Requirement, the “Lock-Up Dividend Prerequisites”). Under the Lock-Up Dividend Model, “Participating Tokens” refers to all issued and outstanding Tokens that satisfied the Lock-Up Requirement.

H.
Mechanics. If, as and when declared, Dividends will be paid on a pro rata basis on Participating Tokens and the holders of any class or series of preferred stock ranking pari passu with the Tokens as to the payment of Dividends. The method to be used for delivery of each Dividend will be determined at the time the Dividend is made.

Withdrawal Right
The Company will provide each investor who has executed a SAFE prior to the date of this Supplement (May 22, 2018) the opportunity to withdraw their entire investment within five business days of the date of this Supplement. Investors seeking to exercise this withdrawal right must provide notice in writing, if mailed, or in “.pdf” format, if sent by e-mail, (in each case the form attached as Annex A to this Memorandum) to tZERO:
By overnight courier or certified mail to:

t0.com, Inc.
ATTN: Withdrawal Rights Administrator
29 Broadway, 30th Floor
New York, NY 10006
By “.pdf” file delivered via e-mail to: withdrawals@tZERO.com.
Such notice of withdrawal must be received by tZERO at or prior to the close of business (5:00 p.m., ET (New York City time)) on May 30, 2018. Such notice must be provided in the form specified in Annex A hereto and must specify, and be executed in, the name of the investor exactly as it appears on such investor’s executed SAFE. An investor exercising withdrawal rights may only withdraw such investor’s entire investment. Withdrawal of a portion of an investor’s investment is not permitted, except in the Company’s sole discretion.
The Company shall not be required to give effect to (i) defective withdrawal notices not delivered in accordance with these instructions or (ii) withdrawal notices received by tZERO after 5:00 p.m., ET (New York City time) on May 30, 2018. A notice of withdrawal in a form other than that set forth in Annex A may be deemed to be defective. The Company reserves the right, in its sole discretion, to accept a withdrawal notice delivered after May 30, 2018, or to waive any defects in delivered withdrawal notices.
Upon any such withdrawal, the previously executed SAFE will terminate and be void and all funds received with respect to such SAFE will be promptly returned to the respective purchaser without interest in accordance with the procedure set forth in Annex A. Refunds shall be paid in the same currency and in the same amount, without interest, as paid by such Purchaser in accordance with the procedures contained in Annex A attached hereto. For example, an investor who funded 100 Bitcoin will be refunded 100 Bitcoin.
Any investor exercising withdrawal rights shall lose the benefit of any preferential pricing previously available to such investor. If, following the exercise of withdrawal rights, any investor wishes to participate in the Offering, such participation shall be on the terms applicable at the time of such participation.

Private and Confidential

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

CONSOLIDATED BALANCE SHEETS	F-2

CONSOLIDATED STATEMENTS OF OPERATIONS	F-3

CONSOLIDATED STATEMENTS OF CASH FLOWS	F-4

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS	F-5

T0.com, Inc.
Consolidated Balance Sheets (unaudited)
(in thousands)

	March 31, 2018	December 31, 2017
Assets

Current Assets:
Cash	$33,774	$1,885
Accounts receivable, net	2,712	2,627
Prepaids and other current assets	6,787	2,484
Total current assets	43,273	6,996
Fixed assets, net	1,050	1,268
Intangible assets, net	18,201	6,851
Goodwill	19,275	11,915
Other long-term assets, net	13,688	423
Total assets	$95,487	$27,453

Liabilities and Stockholders' Equity

Current Liabilities:
Accounts payable and accrued liabilities	$7,160	$3,382
Acquisition notes payable to parent	29,739	29,739
Operating note payable to parent	17,127	19,162
Accrued interest payable to parent	2,413	2,004
Total current liabilities	56,439	54,287
Other long-term liabilities	187	391
Total liabilities	56,626	54,678

Stockholders' equity (deficit):
Common stock, $0 par value
Authorized shares - 11 and 10
Issued shares - 10 and 10
Outstanding shares - 10 and 10	—	—
Additional paid-in capital	79,967	1,655
Accumulated deficit	(45,595)	(28,880)
Equity attributable to stockholders of t0.com, Inc.	34,372	(27,225)
Equity attributable to noncontrolling interests	4,489	—
Total equity	38,861	(27,225)
Total liabilities and stockholders' equity (deficit)	$95,487	$27,453

T0.com, Inc.
Consolidated Statements of Operations (unaudited)
(in thousands)

	Three Months Ended March 31,
	2018	2017
Revenue, net	$4,912	$4,406
Cost of sales	3,399	3,267
Gross profit	1,513	1,139

Operating expenses:
Sales and marketing	3,289	313
Technology	1,852	2,431
General and administrative	14,817	1,453
Total operating expenses	19,958	4,197
Operating loss	(18,445)	(3,058)
Interest expense, net	(410)	(247)
Other income (expense), net	1,972	1
Loss before taxes	(16,883)	(3,304)
Income tax (expense) benefit	189	(8)
Consolidated net loss	(16,694)	(3,312)
Less: net income attributable to noncontrolling interests	(21)	—
Net loss attributable to common shares	$(16,715)	$(3,312)

T0.com, Inc.
Statements of Cash Flows (unaudited)
(in thousands)

	Three Months Ended March 31,
	2018	2017
Cash flows from operating activities:
Consolidated net loss	$(16,694)	$(3,312)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation of fixed assets	246	277
Amortization of intangible assets	883	925
Stock-based compensation	4,040	—
Loss on sale of cryptocurrencies	488	—
Impairment of cryptocurrencies	7,355	—
Net settlement of commission receivable due from parent	(535)	—
Other items	(453)	—
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable, net	(85)	(7)
Prepaids and other current assets	1,732	94
Other long-term assets, net	188	(75)
Accounts payable and accrued liabilities	4,008	449
Other long-term liabilities	(204)	11
Net cash provided by (used in) operating activities	969	(1,638)

Cash flows from investing activities:
Investment in equity securities	(13,000)	—
Acquisition of businesses, net of cash acquired	(11,769)	—
Purchase of intangible assets	(3,180)	(60)
Expenditures for fixed assets	(25)	(40)
Net cash used in investing activities	(27,974)	(100)

Cash flows from financing activities:
Proceeds from operating note payable	—	1,988
Payment on operating note payable	(1,500)	—
Proceeds from security token offering, net of offering costs	62,074	—
Payments of taxes withheld upon vesting of stock-based compensation	(1,680)	—
Net cash provided by financing activities	58,894	1,988
Net increase in cash	31,889	250
Cash, beginning of period	1,885	1,087
Cash, end of period	$33,774	$1,337

Supplemental disclosures of non-cash financing activities:
Cryptocurrency received in security token offering	$13,878	$—

1. BASIS OF PRESENTATION
Business and Organization
On December 1, 2014, Medici Inc. (“Medici”) was incorporated in the State of Utah, as a wholly owned subsidiary of Overstock.com (“Overstock”), to focus on development of commercial applications of blockchain and financial technology. Pursuant to an agreement dated November 21, 2014, on July 16, 2015, Overstock transferred 24.9% of its shares of Medici to a third-party. On August 26, 2015, the third-party transferred 5.9% of the shares back to Overstock and redistributed some of its shares to other individuals or entities. On October 21, 2016, Medici formally changed its name to t0.com, Inc. On February 3, 2017, Overstock transferred its 81.0% ownership of t0.com, Inc. to its wholly owned subsidiary, Medici Ventures, Inc. As of March 31, 2018, Overstock indirectly owns 80.1% of t0.com, Inc. and the remaining 19.9% of t0.com, Inc. is held by 32 other individual or entity shareholders many of whom are employees or former employee of t0.com, Inc. (the “Company”).
As used herein, “we,” “our” and similar terms include t0.com, Inc. and its subsidiaries, unless the context indicates otherwise.
We operate two wholly-owned registered broker dealers, SpeedRoute, LLC (“SpeedRoute”) and PRO Securities, LLC (“PRO Securities”). In the first quarter of 2018, we acquired majority ownership interests in ES Capital Advisors, LLC, (d/b/a “tZERO Advisors”) and Verify Investor, LLC (“Verify Investor”).
SpeedRoute is an electronic, agency-only Financial Industry Regulatory Authority, Inc. (“FINRA”) registered broker dealer that provides connectivity for its customers to U.S. equity exchanges as well as off-exchange sources of liquidity, such as dark pools. All SpeedRoute’s customers are registered broker dealers. SpeedRoute does not hold, own, or sell securities.
PRO Securities is a FINRA-registered broker dealer that owns and operates the PRO Securities alternative trading system (“PRO Securities ATS”), which has filed a Form ATS with the Securities and Exchange Commission (“SEC”) notifying the SEC of its activities as an alternate trading system, or ATS. The PRO Securities ATS is not regulated as an exchange, but is a licensed venue for matching buy and sell orders. The PRO Securities ATS is a closed system available only to its broker dealer subscribers. PRO Securities does not accept orders from non-broker dealers, nor does it hold, own or sell securities.
tZERO Advisors is a registered investment advisor under the Investment Advisers Act of 1940, as amended, and provides automated investment advisory services through the Overstock.com website’s FinanceHub. As of March 31, 2018, we hold a 65.8% ownership interest in tZERO Advisors.
Verify Investor is an accredited investor verification company. As of March 31, 2018, we hold an 81.0% ownership interest in Verify Investor.
Basis of presentation
The accompanying unaudited consolidated financial statements were prepared in conformity with generally accepted accounting principles (“GAAP”) in the United States. The accompanying unaudited consolidated financial statements reflect all adjustments, consisting only of normal and recurring adjustments, which are, in our opinion, necessary for a fair presentation of results for the interim periods presented. Preparing financial statements requires making estimates and assumptions that affect the amounts that are reported in the consolidated financial statements and accompanying disclosures. Although these estimates are based on our best knowledge of current events and actions that we may undertake in the future, our actual results may differ from our estimates, and such differences may be material. The results of operations presented herein are not necessarily indicative of our results for any future period.

2. DISCUSSION OF OPERATING RESULTS
Three Months Ended March 31, 2018
Revenues, net for the three months ended March 31, 2018 increased compared to the same period in the prior year primarily due to on-boarding of new customers resulting in increased trading volume. Cost of sales for the three months March 31, 2018 increased compared to the same period in the prior year primarily due to higher trading volume. Gross margin for the three months ended March 31, 2018 increased compared to the same period in the prior year primarily due to higher average revenues per trade.
Sales and marketing expenses increased during the three months ended March 31, 2018 compared to the same period in the prior year primarily due to increased headcount, consulting service costs and severance payments. Technology expense decreased during the three months ended March 31, 2018 compared to the same period in the prior year primarily due to reduced technology staff headcount, amortization, and depreciation expense. General and administrative expenses increased during the three months ended March 31, 2018 compared to the same period in the prior year primarily due to stock compensation expenses (See Note 11 – Stock-Based Awards), impairments caused by decreases in market value of cryptocurrencies held (See Note 3 – Significant Accounting Policies, Cryptocurrencies) and legal fees.
Interest expense, net increased during the three months ended March 31, 2018 compared to the same period in the prior year primarily due to interest expense on the acquisition and operating notes payable due to increased amounts owed. Other income (expense), net increased during the three months ended March 31, 2018 compared to the same period in the prior year primarily due to a $1.5 million commission earned from Overstock for assisting Overstock to raise capital through warrants (See Note 16 – Related Party and Affiliated Transactions).
3. SIGNIFICANT ACCOUNTING POLICIES
Principles of consolidation
The accompanying unaudited consolidated financial statements include our accounts and the accounts of our wholly-owned subsidiaries and majority-owned subsidiaries. All intercompany account balances and transactions have been eliminated in consolidation.
Use of estimates
The preparation of financial statements in conformity with GAAP requires estimates and assumptions that affect the reported amounts of assets and liabilities, revenues and expenses, and related disclosures of contingent liabilities in the consolidated financial statements and accompanying notes. Actual results could differ materially from these estimates.
Cash
Cash consists of funds on deposit at financial institutions. We have no cash equivalents.
Fair Value Measurement
We account for our assets and liabilities using a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect our market assumptions. These two types of inputs have created the fair-value hierarchy below. This hierarchy requires us to minimize the use of unobservable inputs and to use observable market data, if available, when determining fair value.

•	Level 1—Quoted prices for identical instruments in active markets;

•
Level 2—Quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-derived valuations in which all significant inputs and significant value drivers are observable in active markets; and

•	Level 3—Valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.
Under GAAP, certain assets and liabilities are required to be recorded at fair value on a recurring basis. Our assets and liabilities that are adjusted to fair value on a recurring basis are not material to the financial statements. Our other financial instruments, including cash, accounts receivable, accounts payable, accrued liabilities, and notes payables are carried at cost, which approximates their fair value.
Accounts receivable
Accounts receivable consist primarily of trade amounts due from our broker dealer customers under terms requiring payments up to thirty days from the previous production month. We do not accrue interest on unpaid receivables. Receipts of accounts receivable are applied to specific invoices identified on the customer remittance advice or, if unspecified, are applied to earliest unpaid invoices. We maintain an allowance for doubtful accounts receivable based upon our customers’ financial condition and payment history, and our historical collection experience and expected collectability of accounts receivable.
Concentration of credit risk
We maintain cash balances with financial institutions in amounts which, at times, are more than amounts insured by the Federal Deposit Insurance Corporation. Management monitors the soundness of these institutions and has not experienced any credit losses with them.
We currently derive our revenue primarily from our broker dealer business. During the three months ended March 31, 2018, we earned revenue from two customers totaling 22% and 13% of consolidated net revenues. During the three months ended March 31, 2017, we earned revenue from three customers totaling 21%, 11% and 10% of consolidated net revenues.
At March 31, 2018, 20%, 13% and 10% of accounts receivable was owed from three customers. At March 31, 2017, 13%, 11%, and 10% of accounts receivable was owed from three customers.
Cryptocurrencies
We hold cryptocurrencies which are included in Prepaids and other current assets on our Consolidated Balance Sheets. Our cryptocurrencies were $6.0 million and zero at March 31, 2018 and March 31, 2017, respectively, and are recorded at cost less impairment.
We recognize impairment on these assets caused by decreases in market value. Such impairment in the value of our cryptocurrencies is recorded as an unrealized loss in General and administrative expense in our Consolidated Statements of Operations. Impairments on cryptocurrencies were $7.4 million for the three months ended March 31, 2018. There was no impairment on cryptocurrencies during the three months ended March 31, 2017.
Gains and losses realized upon sale of cryptocurrencies are also recorded in General and administrative expense in our consolidated statements of operations. Realized losses on sale of cryptocurrencies were $488,000 for the three months ended March 31, 2018. There were no realized gains or losses on sale of cryptocurrencies during the three months ended March 31, 2017.

Fixed assets, net
Fixed assets, which include assets such as our furniture and equipment, technology infrastructure, internal-use software, and website development, are recorded at cost and depreciated using the straight-line method over the estimated useful lives of the related assets as follows:

Life (years)
Furniture and equipment	5 - 7
Computer hardware	3 - 4
Computer software	2 - 4
Included in fixed assets is the capitalized cost of internal-use software and website development, including software used to upgrade and enhance our website and processes supporting our business. We capitalize costs incurred during the application development stage of internal-use software and amortize these costs over the estimated useful life of two to three years. Costs incurred related to design or maintenance of internal-use software are expensed as incurred.
We capitalized costs associated with internal-use software and website development, both developed internally and acquired externally. We placed into service internal-use software and website development totaling zero and $1.2 million during the during the three months ended March 31, 2018 and 2017, respectively. Depreciation of costs associated with internal-use software and website development was $150,000 and $150,000 for those respective periods.
Depreciation expense is classified within the corresponding operating expense categories on the consolidated statements of operations as follows (in thousands):

	Three Months ended March 31,
	2018	2017
Technology	$245	$275
General and administrative	1	2
Total depreciation, including internal-use software and website development	$246	$277

Equity investments under ASC 321
During the first quarter of 2018, we acquired a 4.8% minority interests in Siebert Financial Corp. (“Siebert”) for a purchase price of $6.5 million and acquired a 1.0% minority interest in Kennedy Cabot Acquisition, LLC (“KCA”), the majority shareholder of Siebert, for a purchase price of $647,000. Our interests in these entities are accounted for under ASC Topic 321, Investments - Equity Securities (“ASC 321”) and included in Other long-term assets, net on our Consolidated Balance Sheets. These investments lack readily determinable fair values and are therefore measured at cost minus impairment, if any, plus or minus changes resulting from observable price changes in orderly transactions for the identical or similar investment of the same issuer. Dividends received from such investments are reported in current earnings. We review our investments individually for impairment by evaluating if events or circumstances have occurred that may indicate the fair value of the investment is less than its carrying value. If such events or circumstances have occurred, we estimate the fair value of the investment and recognize an impairment loss equal to the difference between the fair value of the investment and its carrying value. In such cases, the estimated fair value of the investment is determined using unobservable inputs including assumptions by the investee's management including quantitative information such as lower valuations in recently completed or proposed financings. These inputs are classified as Level 3. See Fair value of financial instruments above.

Because several of our investees entities are subject to potential changes in cash flows, valuation, and inability to attract new investors it may be necessary for liquidity to be provided to support their operations.
On February 16, 2018, we received a stock dividend from Siebert and we recognized dividend income of $454,000 in Other income (expense), net in the Consolidated Statement of Operations. As a result of the stock dividend, our ownership interest in Siebert increased to 5.1% as of March 31, 2018.
The carrying amount of our investments under ASC 321 was approximately $7.6 million and zero at March 31, 2018 and December 31, 2017, respectively. There were no impairments or other adjustments to our investments during the three months ended March 31, 2018 and 2017.
Equity method investments
During the first quarter of 2018, we acquired a 24% minority interests in StockCross Financial Services, Inc. (“StockCross”), an affiliate of Siebert, for a purchase price of $5.9 million. We can exercise significant influence, but not control, over the investee through holding more than a 20% voting interest in the entity. Based on the nature of our ownership interests, we have a variable interest in this entity. However, because we do not have power to direct the investee’s activities and we are not the investee’s primary beneficiary, we therefore do not consolidate the investee in our financial statements. Our interests in the investee is recognized as equity method investments included in Other long-term assets, net on our Consolidated Balance Sheets.
The carrying value of our equity method investment exceeded the amount of underlying equity in net assets of the investee and the difference was primarily related to goodwill. We record our proportionate share of the net income or loss of the investee in Other income (expense), net in the Consolidated Statements of Operations with corresponding adjustments to the carrying value of the investment.
The carrying amount of our equity method investments was approximately $5.9 million and zero at March 31, 2018 and December 31, 2017, respectively, and the difference between the carrying value and the amount of underlying equity in net assets of each investee was not significant.
Goodwill
Goodwill represents the excess of the purchase price paid over the fair value of the net assets acquired in business combinations. Goodwill is not amortized but is tested for impairment at least annually. When evaluating whether goodwill is impaired, we make a qualitative assessment to determine if it is more likely than not that its fair value is less than its carrying amount. If the qualitative assessment determines that it is more likely than not that its fair value is less than its carrying amount, we compare the fair value of the reporting unit to which the goodwill is assigned to its carrying amount. If the carrying amount exceeds its fair value, then the amount of the impairment loss must be measured. The impairment loss, if any, is calculated by comparing the implied fair value of the goodwill to its carrying amount. In calculating the implied fair value of goodwill, the fair value of the reporting unit is allocated to the other assets and liabilities within the reporting unit based on estimated fair value. The excess of the fair value of a reporting unit over the amount allocated to its other assets and liabilities is the implied fair value of goodwill. An impairment loss is recognized when the carrying amount of goodwill exceeds its implied fair value.
We test for impairment of goodwill annually or when we deem that a triggering event has occurred. There were no impairments to goodwill recorded during the three months ended March 31, 2018 and for the year ended December 31, 2017.
For three months ended March 31, 2018, we recognized $7.4 million in goodwill related to a business acquisition as described in Note 4 – Acquisitions, Goodwill, and Acquired Intangible Assets.
Intangible assets other than goodwill
We capitalize and amortize intangible assets other than goodwill over their estimated useful lives unless such lives are indefinite. Intangible assets other than goodwill acquired separately from third-parties are capitalized at cost while such assets acquired as part of a business combination are capitalized at their acquisition-date fair value. Indefinite lived intangible assets include registered investment advisor licenses acquired relating to our tZERO Advisors business during the first quarter of 2018. Certain licenses are subject to the regulations under the Investment Advisers Act of 1940, as amended and certain state securities laws and regulations.
Indefinite-lived intangible assets are tested for impairment annually or more frequently when events or circumstances indicate that the carrying value more likely than not exceeds its fair value. In addition, we routinely evaluate the remaining useful life of intangible assets not being amortized to determine whether events or circumstances continue to support an indefinite useful life, including any legal, regulatory, contractual, competitive, economic, or other factors that may limit their useful lives. Definite lived intangible assets are amortized using the straight-line method of amortization over their useful lives, with the exception of certain intangibles (such as acquired technology, customer relationships, and trade names) which are amortized using an accelerated method of amortization based on cash flows.
Definite lived intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that their carrying amount may not be recoverable as described below under Impairment of long-lived assets.
Intangible assets, net consist of the following (in thousands):

	March 31, 2018	December 31, 2017
Intangible assets subject to amortization (1)	$23,535	$16,137
Less: accumulated amortization of intangible assets	(10,167)	(9,286)
Intangible assets subject to amortization, net	13,368	6,851
Intangible assets not subject to amortization	4,833	—
Total intangible assets, net	$18,201	$6,851
___________________________________________
(1) At March 31, 2017, the weighted average remaining useful life for intangible assets, other, excluding fully amortized intangible assets, was 4.9 years.
Amortization of intangible assets other than goodwill is classified within the corresponding operating expense categories on the consolidated statements of operations as follows (in thousands):

	Three Months ended March 31,
	2018	2017
Sales and marketing	$119	$20
Technology	755	905
General and administrative	9	-
Total Amortization	$883	$925
Estimated amortization expense for the next five years is: $2.9 million for the remainder of in 2018, $2.6 million in 2019, $1.9 million in 2020, $1.6 million in 2021, and $4.3 million in 2022 and thereafter.
Impairment of long-lived assets
We review property and equipment and other long-lived assets, including intangible assets other than goodwill, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset group may not be recoverable. Recoverability is measured by comparison of the assets’ carrying amount to future undiscounted net cash flows the asset group is expected to generate. Cash flow forecasts are based on trends of historical performance and management's estimate of future performance, considering existing and anticipated competitive and economic conditions. If such asset group is considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds their fair values. There were no impairments to long-lived assets recorded during the three months ended March 31, 2018 and 2017.
Common stock
Each share of common stock has the right to one vote. The holders of common stock are also entitled to receive dividends declared by the board of directors out of funds legally available. No dividends have been declared or paid on our common stock since inception through March 31, 2018.
Simple Agreement for Future Equity
On December 18, 2017, we launched an offering (the “security token offering” or “STO”) of the right to acquire, if issued by us in the future, tZERO Preferred Equity Tokens (the “tZERO Security Token”) through a Simple Agreement for Future Equity (“SAFE”). The security token offering is expected to run through May 14, 2018 but may be extended or shortened. See Note 18 – Subsequent Events. SAFE holders are not entitled to vote or receive dividends. At March 31, 2018, the SAFEs qualified as equity classified financial instruments. At March 31, 2018, cumulative proceeds from the security token offering totaling $92.9 million, inclusive of $13.9 million of proceeds received in cryptocurrencies, have been classified as a component of additional paid in capital within our consolidated financial statements. As of March 31, 2018, we have incurred $16.0 million of offering costs associated with the security token offering that are classified as a reduction in proceeds within additional paid in capital of our consolidated financial statements. As of March 31, 2018, we have not issued the tZERO Security Tokens.
Noncontrolling interests
At March 31, 2018, we held majority interests in tZERO Advisors and Verify Investor, LLC. During 2018, we purchased 65.8% of the membership units of tZERO Advisors which was accounted as an asset acquisition. We also purchased 81.0% of Verify Investor which is described further in Note 4 – Acquisitions, Goodwill, and Acquired Intangible Assets. These entities are included in our consolidated financial statements. Intercompany transactions have been eliminated and the amounts of contributions and gains or losses that are attributable to the noncontrolling interests are disclosed in our consolidated financial statements.
Revenue Recognition
We currently derive our revenue primarily from our broker dealer business. Securities transactions routed through SpeedRoute (and the related commission revenue and expense) are recorded on the trade date and on a gross basis. We treat cash consideration paid to our customers in the form of rebates as a reduction of gross revenue. These rebates totaled $0.1 million and $0.2 million during the three months ended March 31, 2018 and 2017, respectively.
Stock-based compensation
We measure compensation expense for all outstanding unvested share-based awards at fair value on the date of grant and recognize compensation expense over the service period for awards at the greater of a straight-line basis or on an accelerated schedule when vesting of the share-based awards exceeds a straight-line basis. When an award is forfeited prior to the vesting date, we recognize an adjustment for the previously recognized expense in the period of the forfeiture. See Note 11 – Stock-Based Awards.
Income taxes
Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. We recognize the effect of income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs.
We file consolidated and combined federal and state income tax returns with Overstock. There is currently no tax sharing agreement in place to govern the distribution of cash payments and receipts between the group members. Our tax (provision) benefit is allocated by applying the requirements of ASC 740 as if each group member were filing a separate tax return. Our stand-alone financial statements include a valuation allowance because of insufficient taxable income on a hypothetical separate return basis.
Each quarter we assess the recoverability of our deferred tax assets under ASC 740. We assess the available positive and negative evidence to estimate whether we will generate sufficient future taxable income to use our existing deferred tax assets. We have limited carryback ability and do not have significant taxable temporary differences to recover our existing deferred tax assets, therefore we must rely on future taxable income, including tax planning strategies, to support their realizability. We have established a valuation allowance for our deferred tax assets not supported by carryback ability or taxable temporary differences, primarily due to uncertainty regarding our future taxable income. We have considered, among other things, the cumulative loss incurred over the three-year period ended March 31, 2018 as a significant piece of objective negative evidence. We intend to continue maintaining a valuation allowance on our net deferred tax assets until there is sufficient evidence to support the reversal of all or some portion of these allowances. The amount of the deferred tax asset considered realizable could be adjusted if objective negative evidence in the form of cumulative losses is no longer present and additional weight may be given to subjective evidence such as long-term projections for growth. We will continue to monitor the need for a valuation allowance against our remaining deferred tax assets on a quarterly basis.
Tax laws and regulations themselves are subject to change as a result of changes in fiscal policy, changes in legislation, the evolution of regulations, and court rulings. On December 22, 2017, the President signed into law Public Law No. 115-97, commonly referred to as the Tax Cuts and Jobs Act (“TCJA”), following its passage by the United States Congress. The TCJA will make significant changes to U.S. federal income tax laws. Among many other changes for tax years beginning in 2018, the new law lowers the corporate tax rate from 35% to 21%, eliminates net operating loss carrybacks and allows indefinite carryforwards, and transitions U.S international taxation from a worldwide tax system to a territorial system. Due to our large operating losses since inception and the valuation allowance on our net deferred tax assets, we do not expect the change in the tax law to have a material impact to our tax provision in future periods. In the three months ended March 31, 2018, we adjusted our valuation allowance by approximately $197,000 due to indefinite lived net operating losses we generated that can offset existing indefinite lived deferred tax liabilities.
Loss contingencies
In the normal course of business, we may become involved in legal proceedings and other potential loss contingencies. We accrue a liability for such matters when it is probable that a loss has been incurred and the amount can be reasonably estimated. When only a range of probable loss can be estimated, the most probable amount in the range is accrued. If no amount within this range is a better estimate than any other amount within the range, the minimum amount in the range is accrued. We expense legal fees as incurred (See Note 10 – Commitments and Contingencies).

4. ACQUISITIONS, GOODWILL, AND ACQUIRED INTANGIBLE ASSETS
Verify Investor, LLC
On February 12, 2018 (“acquisition date”), we acquired 1,351,367 voting units, or 81.0% of the total equity interests of Verify Investor for a total purchase price of $12.0 million in cash. We plan to integrate the software and technology of Verify Investor with the Token Trading System that we plan to develop and deploy. We estimated the fair value of the acquired assets based on Level 3 inputs, which were unobservable (See Note 3 – Accounting Policies, Fair value of financial instruments). These inputs included our estimate of future revenues, operating margins, discount rates, royalty rates and assumptions about the relative competitive environment.
Determination and allocation of the purchase price to net tangible and intangible assets is based upon preliminary estimates. These preliminary estimates and assumptions could change significantly during the measurement period as we finalize the valuations of the net tangible and intangible assets acquired and liabilities assumed. Any change could result in variances between our future financial results and the amounts recognized in the financial information presented below, including variances in fair values recorded, as well as expenses associated with these items.
The preliminary estimated fair values of the assets acquired and liabilities assumed at the acquisition date are as follows (in thousands):

Purchase Price	Fair Value
Cash paid, net of cash acquired	$11,769
Allocation
Intangibles	$7,400
Goodwill	7,360
Other assets acquired	3
Other liabilities assumed	(179)
Total net assets, net of cash acquired	14,584
Less: noncontrolling interest	(2,815)
Total net assets attributable to tZERO, net of cash quired	$11,769
The following table details the identifiable intangible assets acquired at their fair value and remaining useful lives as of March 31, 2018 (in thousands):

Intangible Assets	Fair Value	Weighted Average Useful Life (years)
Technology and developed software	$6,300	10
Trade names	700	10
Customer relationships	400	0.5
Total acquired intangible assets as of the acquisition date	7,400
Less: accumulated amortization of acquired intangible assets	(187)
Total acquired intangible assets, net	$7,213
The expense for amortizing intangible assets acquired in connection with this acquisition was $187,000 for the three months ended March 31, 2018.
Acquired intangible assets primarily include technology, trade name, and customer relationships. As described above, we determined the fair value of these assets using an income approach method to determine the present value of expected future cash flows for each identifiable intangible asset. This method was based on discount rates which incorporate a risk premium to take into account the risks inherent in those expected cash flows. The expected cash flows were estimated based on the company's historical operating results.
The acquired assets, liabilities, and associated operating results were consolidated into our financial statements at the acquisition dates.
5. ACCOUNTS RECEIVABLE, NET
Accounts receivable, net consist of the following (in thousands):

	March 31, 2018	December 31, 2017
Accounts receivable	$2,767	$2,678
Less: allowance for doubtful accounts	(55)	(51)
Accounts receivable, net	$2,712	$2,627
6. PREPAIDS AND OTHER CURRENT ASSETS
Prepaids and other current assets consist of the following (in thousands):

	March 31, 2018	December 31, 2017
Cryptocurrencies	$6,034	—
Other current assets	36	—
Prepaid other	717	2,484
Total prepaids and other current assets	$6,787	$2,484

7. FIXED ASSETS, NET
Fixed assets, net consist of the following (in thousands):

	March 31, 2018	December 31, 2017
Computer hardware and software, including internal-use software and website development	$2,790	$2,762
Furniture and equipment	26	26
	2,816	2,788
Less: accumulated depreciation	(1,766)	(1,520)
Total fixed assets, net	$1,050	$1,268

Depreciation of fixed assets totaled $246,000 and $277,000 for the three months ended March 31, 2018 and 2017, respectively.
Upon sale or retirement of assets, cost and related accumulated depreciation and amortization are removed from the balance sheet and the resulting gain or loss, if any, is reflected in the Consolidated Statements of Operations.

8. OTHER LONG -ASSETS, NET
Other long-term assets, net consist of the following (in thousands):

	March 31, 2018	December 31, 2017
Equity securities	$13,478	$—
Other	210	423
Total other long-term assets, net	$13,688	$423
9. ACCOUNTS PAYABLE AND ACCRUED LIABILITIES
Accounts payable and accrued liabilities consist of the following (in thousands):

	March 31, 2018	December 31, 2017
Accounts payable accruals	$3,939	$2,528
Other accrued expenses	1,465	369
Accrued compensation and other related costs	1,642	376
Accrued legal contingencies	75	75
Accrued taxes	39	33
Total accounts payable and accrued liabilities	$7,160	$3,382

10. COMMITMENTS AND CONTINGENCIES
Summary of future minimum lease payments for all operating leases
Minimum future payments under all operating leases as of March 31, 2018, are as follows (in thousands):

Payments due by period:
2018 (Remainder)	$381
2019	521
2020	58
2021	—
Thereafter	—
$959
Rental expense for operating leases totaled $126,000 and $122,000 for the three months ended March 31, 2018 and 2017, respectively.
Loss contingencies
In the normal course of business, we may become involved in legal proceedings and other potential loss contingencies. We accrue a liability for such matters when it is probable that a loss has been incurred and the amount can be reasonably estimated. When only a range of probable loss can be estimated, the most probable amount in the range is accrued. If no amount within this range is a better estimate than any other amount within the range, the minimum amount in the range is accrued. The nature of the loss contingencies relating to claims that have been asserted against us are described below.
In February 2018, the Division of Enforcement of the SEC informed us that it is conducting an investigation and requested that we voluntarily provide certain information and documents related to our business and the security token offering in connection with its investigation. We are cooperating fully with the SEC in connection with its investigation.

Our broker-dealer subsidiaries are, and any broker-dealer subsidiaries that we acquire or form in the future will be, subject to extensive regulatory requirements under federal and state laws and regulations and self-regulatory organization (“SRO”) rules. Each of SpeedRoute and PRO Securities is registered with the SEC as a broker-dealer under the Exchange Act and in the states in which it conducts securities business and is a member of FINRA and other SROs. In addition, PRO Securities owns and operates the PRO Securities ATS, which is registered with the SEC as an alternative trading system. Each of SpeedRoute and PRO Securities is subject to regulation, examination and disciplinary action by the SEC, FINRA and state securities regulators, as well as other governmental authorities and SROs with which it is registered or licensed or of which it is a member. On February 22, 2018, the SEC’s New York Regional Office notified PRO Securities that it is conducting an examination of PRO Securities, and on March 6, 2018 the SEC's Boston Regional Office notified tZERO Advisors that it is conducting an examination of tZERO Advisors.
As a result of our projects seeking to apply distributed ledger technologies to the capital markets, our subsidiaries have been, and remain involved in, ongoing discussions with regulatory authorities. While certain of the discussions have been relatively informal, our broker-dealer subsidiaries have also received and responded to several written inquiries from FINRA relating to such projects. While we consider these continuing inquiries to be ordinary course in light of the non-traditional nature of our distributed ledger projects, any failure by our broker-dealer subsidiaries to satisfy their regulatory authorities that they are in compliance with all applicable rules and regulations could have a material adverse effect on us.
In addition, in December 2017, SpeedRoute received a letter from FINRA stating that the Department of Enforcement at FINRA has received a referral from the staff of FINRA’s Department of Market Regulation relating to rules applicable to supervision and required supervisory procedures for review of certain potential trading activity, such as pre-arranged trades or wash trades. In addition, SpeedRoute continues to have discussions with FINRA about several matters, including a matter related to potential violations of FINRA rules relating to Order Audit Trail System reporting and trading practice matters, and has received document requests from FINRA in connection with certain ongoing matters. SpeedRoute has received and responded to inquiries from FINRA and the SEC. In an unrelated matter, SpeedRoute and PRO Securities have been named in a FINRA investigatory matter in which FINRA has conducted on the record interviews of two senior officers of SpeedRoute and PRO Securities, who are also senior officers of tZERO.
At March 31, 2018, we have accrued $75,000 in light of probable and estimable liabilities which is offset by a receivable for an indemnification agreement. It is reasonably possible that the actual losses may exceed our accrued liabilities.
11. STOCK-BASED AWARDS
Stock based-awards
In December 2017, our board of directors approved the 2017 Equity Incentive Plan pursuant to which we may grant compensatory options to acquire up to 5% of our common stock. In January 2018, we granted stock awards under the equity incentive plan for an aggregate of approximately 1.0% of our common stock all of which vested on January 23, 2018. In January 2018, we recorded a $4.0 million charge to compensation expense and it was reflected in the General and administrative expenses in the Consolidated Statement of Operations for the three months ended March 31, 2018. The $4.0 million charge was the entire estimated fair value at the grant date.

12. OTHER INCOME (EXPENSE), NET
Other income (expense), net consists of the following (in thousands):

	March 31, 2018	December 31, 2017
Commission income from Overstock	$1,517	$—
Other	455	1
Total other income (expense), net	$1,972	$1
See Note 16 – Related Party and Affiliated Transactions for more information about the commission earned from Overstock.
13. INCOME TAXES
The (provision) benefit for income taxes consists of the following (in thousands):

	Three months ended March 31,
	2018	2017
Current	$(8)	$(8)
Deferred	197	—
Total (provision) benefit for income taxes	$189	$(8)
The (provision) benefit for income taxes for periods shown differ from the amounts computed by applying the U.S. federal income tax rate of 21% for the three months ended March 31, 2018 and 35% for the three months ended March 31, 2017 to income (loss) before income taxes primarily due to the effect of a valuation allowance on the company’s deferred tax assets net of deferred tax liabilities. We recorded current tax expense in each period for certain state and foreign taxes. There are no tax-related balances due to or from affiliates as of any balance sheet date presented.
Each quarter we assess the recoverability of our deferred tax assets under ASC 740. We assess the available positive and negative evidence to estimate whether we will generate sufficient future taxable income to use our existing deferred tax assets. We have limited carryback ability and do not have significant taxable temporary differences to recover our existing deferred tax assets, therefore we must rely on future taxable income, including tax planning strategies, to support their realizability. We have established a valuation allowance for our deferred tax assets not supported by carryback ability or taxable temporary differences, primarily due to uncertainty regarding our future taxable income. We have considered, among other things, the cumulative loss incurred over the three-year period ended March 31, 2018 as a significant piece of objective negative evidence. We intend to continue maintaining a valuation allowance on our net deferred tax assets until there is sufficient evidence to support the reversal of all or some portion of these allowances. The amount of the deferred tax asset considered realizable could be adjusted if objective negative evidence in the form of cumulative losses is no longer present and additional weight may be given to subjective evidence such as long-term projections for growth. We will continue to monitor the need for a valuation allowance against our remaining deferred tax assets on a quarterly basis.
14. BROKER DEALERS
SpeedRoute and Pro Securities are subject to the SEC’s Uniform Net Capital Rule (SEC Rule 15c3-1), which requires the maintenance of minimum net capital and requires that the ratio of aggregate indebtedness to net capital, both as defined, shall not exceed 15 to 1 and that equity capital may not be withdrawn or cash dividends paid if the resulting net capital ratio would exceed 10 to 1. At March 31, 2018, SpeedRoute had net capital of $451,585, which was $345,100 in excess of its required net capital of $106,485 and SpeedRoute’s net capital ratio was 3.54 to 1. At March 31, 2018, Pro Securities had net capital of $105,101 which was $100,101 in excess of its required net capital of $5,000 and Pro Securities net capital ratio was 0.16 to 1.

SpeedRoute and Pro Securities did not have any securities owned or securities sold, not yet purchased at March 31, 2018 and December 31, 2017, respectively.
15. BORROWINGS
Acquisition Notes Payable to Parent
In connection with the acquisitions of t0 Technologies, Inc. (formerly known as Cirrus Technologies, Inc.), SpeedRoute, and PRO Securities, we entered into two demand notes dated August 26, 2015 and January 28, 2016 with Overstock, which holds an indirect 80% interest in the Company as of March 31, 2018 through its wholly-owned subsidiary Medici Ventures, Inc. We have borrowed $29.1 million under the August 26, 2015 note and $600,000 under the January 28, 2016 note. The notes bear interest that approximates the Federal Funds Rate. The entire principal balance of these notes and any accumulated interest is due and payable immediately upon demand by Overstock, but if no demand is made, the balance of the August 26, 2015 note will be due and payable on August 26, 2020 and the balance of the January 28, 2016 note will be due and payable on January 28, 2021. We may repay some or all of these notes and accumulated interest from the proceeds of our planned security token offering.
The aggregate principal for the acquisition notes payable was $29.7 million as of March 31, 2018 and December 31, 2017.
Operating Note Payable to Parent
Overstock provides additional services or funding to and for our benefit; however, any such additional services or funding are at the sole discretion of Overstock, which has no obligation to provide any additional services or funding. All additional services, funding, intellectual development work, and other costs and expenses incurred by Overstock, or advanced to us, in the furtherance of our business is deemed a loan by Overstock to the us. Such amounts bear interest at 7.0% annually and, unless otherwise agreed by Overstock, must be repaid by us in monthly payments due on the 15th day of each month in an amount equal to 50% of our net revenues (gross revenues minus operating costs) for the preceding calendar month. Our results have not yet allowed for any repayments to date. We may prepay any amount of any such loans at any time without penalty. We may repay some or all of this note and accumulated interest from the proceeds of our security token offering.
The aggregate principal for the operating note payable was $17.1 million and $19.2 million as of March 31, 2018 and December 31, 2017, respectively.
16. RELATED PARTY AND AFFILIATED TRANSACTIONS
In October 2016, we entered into an agreement to provide Overstock with access to the Existing tZERO Software Platform in exchange for a $20,000 per month subscription fee, which is included in Revenues, net in the consolidated statements of operations.
Overstock, which holds an indirect majority interest in us, provides additional services or funding to and for our benefit; however, any such additional services or funding are at the sole discretion of Overstock, which has no obligation to provide any additional services or funding. Additional service fees charged to us by Medici Ventures, Inc. and Overstock were $281,000 and $693,000 during the three months ended March 31, 2018 and 2017, respectively. All additional services, funding, intellectual development work, and other costs and expenses incurred by Overstock, or advanced to us, in the furtherance of our business is deemed a loan by Overstock to us. See Note 15 – Borrowings, Operating Note Payable to Parent for additional information.
In February 2018, we entered into a Financial Services Advertising Agreement by and among the Company, SpeedRoute, and Muriel Siebert & Co. to offer discounted online trading of U.S. equities to customers accessing Muriel Siebert & Co. through the Overstock.com website’s FinanceHub. We have not recognized any revenue under the revenue sharing agreement.

17. GOING CONCERN
We have generated limited revenue and have accumulated losses since inception. As such, our continuation as a going concern is currently dependent upon the continued financial support from Overstock, which it has provided, but is under no obligation to continue. We anticipate the proceeds from our security token offering will provide sufficient liquidity to meet our operating commitments for the next twelve months. However, there is no guarantee we will be successful in achieving this objective.
18. SUBSEQUENT EVENTS
We have evaluated the impact of all subsequent events through May 16, 2018, the date these financial statements were available to be issued and determined that all subsequent events have been appropriately recognized and disclosed in the accompanying financial statements.
Extension of Security Token Offering
On May 14, 2018, the Company announced that due to significant international interest, the STO will be extended to run through June 29, 2018. The Company intends to release a new supplement to the Amended, Supplemented and Restated Private Placement Offering Memorandum dated March 1, 2018 (“New Supplement”). As a result of the extension of the STO, there will be a withdrawal period that will be made available to all investors, that will run for five business days after the release of the New Supplement.
Conversion to Delaware Corporation
The Company expects to convert to a Delaware corporation prior to the Token Issuance Date, if any. Upon such a conversion, the terms the “Company” and “tZERO” will refer, post conversion, to the Delaware corporation to which the Company converted. There can be no assurance that the conversion will occur as anticipated.

Private and Confidential

ANNEX A
*******
t0.com, Inc.
___________________
tZERO PREFERRED EQUITY TOKENS
___________________
NOTICE OF EXERCISE OF WITHDRAWAL RIGHTS
This Notice of Exercise of Withdrawal Rights (“Withdrawal Notice”) relates to each and every Simple Agreement for Future Equity (collectively, the “SAFE”) entered into prior to May 30, 2018, by t0.com, Inc. (the “Company”), on the one hand, and the signatory of this Withdrawal Notice (“Purchaser”), on the other hand, relating to the right to acquire, if as and when issued by the Company in a Token Launch (as defined in such SAFE), a number of shares of the Company’s Series A Preferred Stock, par value $0.01 per share (“Preferred Stock”) equal to the Token Amount provided for in such SAFE, with each such share of Preferred Stock in uncertificated form as a tZERO Token (“Token”), subject to the terms and conditions set forth in such SAFE.
In accordance with the terms set forth in the Supplement, dated as of May 22, 2018 (the “Supplement”), to the Amended, Supplemented and Restated Confidential Private Placement Offering Memorandum, dated as of March 1, 2018, Purchaser hereby elects to terminate Purchaser’s SAFE and receive a refund of the consideration previously funded by Purchaser in consideration of the entry into such SAFE (the “Funded Payment”). By delivering this Withdrawal Notice, Purchaser acknowledges and agrees that:

•
upon receipt by the Company of this Withdrawal Notice, Purchaser’s SAFE shall be terminated in accordance with Section 1(e) of the SAFE, and Purchaser shall have no rights pursuant to such SAFE (including, without limitation, to receive Tokens in a Token Launch);

•	Purchaser’s Funded Payment shall be refunded in the same currency and in the same amount of such currency, without interest, as paid to the Company; and

•
Purchaser completely releases and forever discharges the Company, and its officers’ directors, employees, agents and representatives from any and all claims, rights, demands, actions and causes of action, of whatever kind or nature, asserted or unasserted, arising on or at any time prior to the date of this Withdrawal Notice.

Please note that delivery of this Withdrawal Notice may be made only by:
(i) overnight courier or certified mail to:

t0.com, Inc.
ATTN: Withdrawal Rights Administrator
29 Broadway, 30th Floor
New York, NY 10006

(ii) “.pdf” file delivered via e-mail to: withdrawals@tZERO.com.
The Company reserves the right, in its sole discretion, to accept a Withdrawal Notice delivered after May 30, 2018.
The undersigned agrees to keep the existence, terms and conditions of any delivered Withdrawal Notice confidential between the parties and shall not disclose in any manner or form, directly or indirectly, to anyone else, except as may be necessary to effectuate its terms.
The undersigned hereby acknowledges, agrees to and accepts the terms set forth in this Withdrawal Notice.
The undersigned hereby provides the following information to enable such person’s withdrawal request:
Purchaser’s Funded Payment (and currency):

    ____________________________________________________________________________
Refund Instructions (as applicable):
Routing and Account Information for Wires: ________________________________________
ETH Wallet Address: _____________________________________________________
BTC Wallet Address: _____________________________________________________

(Signature Page Follows)

IN WITNESS WHEREOF, the undersigned has duly executed this Withdrawal Notice as of the date set forth below.
Date: ___________________

By:	____________________________________ (Signature)*
____________________________________ (Print Name)*
____________________________________ (Title)*
Company Name (if applicable):	____________________________________
Address:	____________________________________
____________________________________
____________________________________
Telephone:	____________________________________
* The Purchaser signing this Withdrawal Notice, and the signature of such Purchaser, must match the Purchaser’s SAFE exactly.